August 2, 2005


Mail Stop 4561

Mr. Walter Weisel
Principal Financial Officer
Innova Holdings, Inc.
17105 San Carlos Blvd, Suite A6151
Fort Myers, FL 33931

Re:	Innova Holdings, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Filed April 19, 2005
	File No. 0-33231

Dear Mr. Weisel:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Accounting Branch Chief

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Mr. Walter Weisel
Innova Holdings, Inc.
July 20, 2005
Page 2